     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2001


                                                      REGISTRATION NO. 333-64916


                                                   REGISTRATION NO. 333-64916-01

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                       DOBSON COMMUNICATIONS CORPORATION
                             DOBSON FINANCING TRUST
          (Exact name of each registrant as specified in its charter)

                          OKLAHOMA                                                     73-1513304
                          DELAWARE                                                    APPLIED FOR
      (State or other jurisdiction of incorporation or
                        organization)                                   (I.R.S. Employer Identification Number)

                               14201 WIRELESS WAY
                         OKLAHOMA CITY, OKLAHOMA 73134
                                 (405) 529-8500
   (Address and telephone number of registrant's principal executive offices)
                              BRUCE R. KNOOIHUIZEN
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                       DOBSON COMMUNICATIONS CORPORATION
                               14201 WIRELESS WAY
                         OKLAHOMA CITY, OKLAHOMA 73134
                                 (405) 529-2500
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                       ----------------------------------

                                   COPIES TO:

                             THEODORE M. ELAM, ESQ.
                    MCAFEE & TAFT A PROFESSIONAL CORPORATION
                         211 NORTH ROBINSON, SUITE 1000
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-9621
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS
                         DETERMINED BY THE REGISTRANT.
                       ----------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
     TITLE OF EACH CLASS OF             AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING         REGISTRATION
   SECURITIES TO BE REGISTERED         REGISTERED(1)         PER UNIT(2)(3)(4)         PRICE(2)(3)(4)              FEE(5)
Dobson Communications
  Corporation:
  Debt Securities(6).............            --                     (9)                      --                      --
  Preferred Stock, $1.00 par
    value(7).....................            --                     (9)                      --                      --
  Common Stock, $0.001 par
    value(8).....................            --                     (9)                      --                      --
  Debt Warrants..................            --                     (9)                      --                      --
  Equity Warrants................            --                     (9)                      --                      --
  Units..........................            --                     (9)                      --                      --
  Guarantee of Trust Preferred
    Securities of Dobson
    Financing Trust..............            --                     (9)                      --                      --
Dobson Financing Trust:
  Trust Preferred Securities.....            --                     (9)                      --                      --
    Total registered for sale by
      registrants................            --                     (9)                $1,000,000,000                $
Selling Shareholders(8)..........    18,892,751 shares           $16.35(10)             $308,896,479                 $
    Total........................      $1,000,000,000               (9)                $1,308,896,479           $      (11)


(1) Securities registered for sale by registrants hereunder may be sold separately, together, or as units with other securities registered hereunder.
(2) In U.S. dollars or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units). In no event will the aggregate maximum offering price of all securities sold by the registrants pursuant to this Registration Statement exceed $1,000,000,000, or, if any debt securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of $1,000,000,000.
(3) With respect to debt securities, excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.
(4) Estimated solely for purposes of calculating the registration fee. The aggregate public offering price of securities sold by the registrants will not exceed $1,000,000,000 (see Note (2) above). No separate consideration will be received for common stock, preferred stock or debt securities that are issued upon conversion or exchange of debt securities or preferred stock registered hereunder.
(5) The registration fee has been calculated in accordance with Rule 457(o) of the Securities Act with respect to securities to be sold by the registrants and pursuant to Rule 457(c) for the selling shareholders based on the average of the high and low sales prices of the common stock on the NASDAQ National Market as of July 10, 2001.
(6) Subject to Note (2), debt securities (which may be senior or subordinated) may be issued in primary offerings and/or upon exercise of debt warrants registered hereby. Debt securities may be issued and sold directly to investors or to Dobson Financing Trust in connection with the issuance of trust preferred securities by Dobson Financing Trust, in which event such debt securities may later be distributed to the holders of trust preferred securities upon a dissolution and liquidation of Dobson Financing Trust. No separate consideration will be received for the debt securities of the registrant distributed upon any liquidation of Dobson Financing Trust.
(7) Subject to note (2), shares of preferred stock may be issued in primary offerings, upon conversion of debt securities registered hereby, and/or upon exercise of equity warrants registered hereby.
(8) There is registered hereunder such indeterminate number of shares of common stock that may be issued in primary offerings, upon conversion of debt securities and/or preferred stock registered hereby, and/or upon exercise of equity warrants registered hereby or as may be sold by the selling shareholders. The aggregate amount of common stock registered hereby that may be sold in at-the-market offerings is limited to that which is permissible under Rule 415(a)(4) under the Securities Act.
(9) Omitted pursuant to General Instruction II(d) of Form S-3 under the Securities Act.
(10) Reflects the average of the high and low sales price of the common stock on the NASDAQ National Market on July 10, 2001.

(11) Filing fee of $327,224 previously paid.

                       ----------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This Amendment No. 1 to the registration statement filed by Dobson Communications Corporation, Registration No. 333-64916, and Dobson Financing Trust, Registration No. 333-64916-01, does not amend the prospectus included in the registration statement, which is incorporated herein by reference, but only refiles Exhibits 4.2 and 4.3 thereto.


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee......................  $327,224
*Legal Fees and Expenses....................................   100,000
*Accounting Fees and Expenses...............................    75,000
*Printing Expenses..........................................    75,000
*Blue Sky Fees..............................................     5,000
*Trustee/Issuing & Paying Agent Fees and Expenses...........     6,500
*Transfer Agent Fees & Expenses.............................     5,000
*Miscellaneous..............................................    10,000
                                                              --------
*Total......................................................  $603,724
                                                              ========

------------------------

*   Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Oklahoma General Corporation Act under which Dobson Communications Corporation (the "Company") is incorporated, Article VII of the Company's Amended and Restated Certificate of Incorporation provides for indemnification of each of the Company's officers and directors against
(a) expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The Company's bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

    The Company's directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

    Reference is made to the form of underwriting agreement to be incorporated by reference in this registration statement for a description of the indemnification arrangements the Company and Dobson Financing Trust agree to in connection with offerings of securities registered by this registration statement.

    The Dobson Financing trust agreement will provide for full indemnification of any trustee, affiliate of any administrative trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of the trust or its affiliates (each an "Indemnified Person") by the Company in connection with any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the trust agreement or by law. The trust agreement will further provide that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding, shall from time to time, be advanced by the Company prior to the filing and disposition of such claim, demand, action, suite or proceeding upon receipt by or an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by the trust agreement.

ITEM 16. EXHIBITS

    See Exhibit Index.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that the information required to be included in a post-effective amendment by paragraphs (1)(i) and(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Oklahoma City, State of Oklahoma, on the 19th day of July, 2001.


                                                       DOBSON COMMUNICATIONS CORPORATION

                                                       By:            /s/ EVERETT R. DOBSON*
                                                            ------------------------------------------
                                                                        Everett R. Dobson
                                                            CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                                        EXECUTIVE OFFICER


                                                       DOBSON FINANCING TRUST
                                                       By: Dobson Communications Corporation, as
                                                       sponsor

                                                       By:            /s/ EVERETT R. DOBSON*
                                                            ------------------------------------------
                                                                        Everett R. Dobson
                                                            CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                                        EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act, this Amendment No. 1 Registration Statement has been signed by the following persons in the capacities and on the 19th day of July, 2001.


                    NAME                                           TITLE
                    ----                                           -----
/s/ EVERETT R. DOBSON*                         Chairman of the Board, President and Chief
--------------------------------------------     Executive Officer (Principal Executive
Everett R. Dobson                                Officer) and Director

/s/ STEPHEN T. DOBSON*                         Secretary and Director
--------------------------------------------
Stephen T. Dobson

/s/ BRUCE R. KNOOIHUIZEN*                      Vice President and Chief Financial Officer
--------------------------------------------     (Principal Financial Officer)
Bruce R. Knooihuizen

/s/ TRENT LEFORCE*                             Corporate Controller (Principal Accounting
--------------------------------------------     Officer)
Trent LeForce

/s/ RUSSELL L. DOBSON*                         Director
--------------------------------------------
Russell L. Dobson

/s/ FRED J. HALL*                              Director
--------------------------------------------
Fred J. Hall

/s/ JUSTIN L. JASCHKE*                         Director
--------------------------------------------
Justin L. Jaschke

/s/ ALBERT H. PHARIS, JR.*                     Director
--------------------------------------------
Albert H. Pharis, Jr.

/s/ DANA L. SCHMALTZ*                          Director
--------------------------------------------
Dana L. Schmaltz


*By:            /s/ RONALD L. RIPLEY
      ---------------------------------------
                  Ronald L. Ripley
                  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


             EXHIBIT
             NUMBERS                                  DESCRIPTION                                    METHOD OF FILING
      ---------------------                           -----------                           ----------------------------------
             2.1              Agreement and Plan of Merger dated October 5, 1999 among ACC
                                Acquisition LLC, ACC Acquisition Co. and American Cellular
                                Corporation.                                                                       (1) [2.11]
             2.2              Agreement and Plan of Recapitalization among Dobson
                                Communications Corporation, Dobson Operating Company,
                                Dobson CC Limited Partnership, Russell L. Dobson, J.W.
                                Childs Equity Partners II, L.P., AT&T Wireless, Inc. and
                                the other stockholders of Dobson Communications
                                Corporation's Class A Common Stock and Class D Preferred
                                Stock.                                                                             (1) [2.15]
             4.1              Amended, Restated, and Consolidated Revolving Credit and
                                Term Loan Agreement dated as of January 18, 2000 among
                                Dobson Operating Co., L.L.C., Banc of America Securities,
                                LLC, Bank of America, N.A., Lehman Commercial Paper Inc.
                                and TD Securities (USA) Inc., and First Union National
                                Bank and PNC Bank, National Association, and the Lenders.                           (1) [4.6]
             4.1.1            Amendment, Waiver and Consent to the Dobson Operating
                                Co., L.L.C., credit agreement dated as of June 19, 2000
                                among Dobson Operating Co., L.L.C., as Borrower, Bank of
                                America, N.A., as Administrative Agent, Required Lenders
                                and Guarantors                                                                     (2) [10.2]
             4.1.2            Amendment and Consent dated November 24, 2000 to Amended,
                                Restated and Consolidated Revolving Credit and Term Loan
                                Agreement of Dobson Operating Co., L.L.C.                                          (5) [4.3.2]
             4.2              Senior Debt Indenture                                                                        (3)
             4.3              Subordinated Debt Indenture                                                                  (3)
             4.4              Certificate of Trust of Dobson Financing Trust                                               (8)
             4.5              Declaration of Trust of Dobson Financing Trust                                               (8)
             4.5.1            Form of Amended and Restated Declaration of Trust of Dobson
                                Financing Trust                                                                            (8)
             4.6              Form of Preferred Securities Guarantee Agreement for Trust
                                Preferred Securities of Dobson Financing Trust                                             (8)
             4.7              Indenture dated as of February 28, 1997 between the
                                Registrant, as Issuer, and United States Trust Company of
                                New York, as Trustee.                                                               (4) [4.6]
             4.8              Indenture dated December 23, 1998 between Dobson/Sygnet
                                Communications Company, as Issuer, and United States Trust
                                Company of New York, as Trustee.                                                     (6) [4.1]
             4.9              Collateral Pledge and Security Agreement dated December 23,
                                1998 between Dobson/Sygnet Communications Company, as
                                Pledgor, and NationsBanc Montgomery Securities LLC, Lehman
                                Brothers Inc., First Union Capital Markets, a division of
                                Wheat First Securities, Inc. and TD Securities (USA) Inc.,
                                as Initial Purchasers, and United States Trust Company of
                                New York, as Trustee.                                                              (7) [4.18]
             4.10             Indenture dated June 22, 2000 by the Registrant and United
                                States Trust Company of New York, as Trustee                                          (2) [4]
             4.11             Form of Common Stock Certificate.                                                    (1) [4.16]
             4.12             Credit Agreement among the Agents and Lenders named therein and Dobson/Sygnet Operating Company, dated December 22,
                                1998                                                                                (7) [4.4]

             EXHIBIT
             NUMBERS                                  DESCRIPTION                                    METHOD OF FILING
      ---------------------                           -----------                           ----------------------------------
             5                Opinion of McAfee & Taft, a Professional Corporation                                         (8)
            12                Statement of computation of deficiency of earnings available to cover fixed charges and deficiency of earnings
                                available to cover combined fixed charges and preferred
                                stock dividends                                                                            (8)
            23                Consent of Arthur Andersen LLP                                                               (3)
            24                Power of Attorney                                                                            (8)
            25.1              Form T-1 Statement of Eligibility and Qualification of
                                Trustee under Senior Debt Indenture                                                        (8)
            25.2              Form T-1 Statement of Eligibility and Qualification of
                                Trustee under Subordinated Debt Indenture                                                  (8)
            25.3              Form T-1 Statement of Eligibility and Qualification of
                                Trustee under Guarantee of Trust Preferred Securities of
                                Dobson Financing Trust                                                                     (8)
            25.4              Form T-1 Statement of Eligibility and Qualification of
                                Trustee under the Trust Preferred Securities                                               (8)


------------------------

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-90759), as the exhibit number indicated in brackets and incorporated by reference herein.

(2) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on July 6, 2000, as the exhibit number indicated in brackets and incorporated by reference herein.

(3) Filed herewith.

(4) Filed as an exhibit to the Registrant's Registration Statement of Form S-4 (Registration No. 333-23769), as the exhibit number indicated in brackets and incorporated by reference herein.

(5) Filed as an exhibit to the Registrant's Annual Report for the year ended December 31, 2000, as the exhibit number indicated in brackets and incorporated by reference herein.

(6) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(7) Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-71633), as the exhibit number indicated in brackets and incorporated by reference herein.


(8) Previously filed.